Exhibit 4.1


                             AMENDMENT NO. 1 TO THE
                              VISUAL NETWORKS, INC.
                             1997 OMNIBUS STOCK PLAN


                              W I T N E S S E T H:

         WHEREAS, Section 7(e) of the Visual Networks, Inc. 1997 Omnibus Stock (the "Plan") authorizes the Board of Directors (the "Board") of Visual Networks, Inc. (the "Corporation") to amend the Plan at any time and from time to time; and

         WHEREAS, Section 4 of the Plan provides that 1,000,000 shares of the authorized and unissued shares of Common Stock of the Corporation, par value of $0.01 per share (the "Common Stock"), shall be reserved and authorized for issuance pursuant to awards granted under the Plan; and

         WHEREAS, the Board has determined that it is desirable and in the best interest of the Corporation to authorize the issuance of a limited number of additional shares under the Plan to meet the Corporation's immediate needs in hiring and retaining qualified employees who are not officers and directors of the Corporation.

         NOW, THEREFORE, the Plan is amended as follows:

         The following Section 8 is added to the Plan:

         8.       Additional Shares

                  In addition to Common Stock reserved under Section 4 of the Plan, 2,000,000 shares of Common Stock shall be reserved for Awards granted under the Plan to eligible persons who are not officers or directors within the meaning of the National Association of Securities Dealers (NASD) Marketplace Rule 4310(c)(25)(H), during the period commencing June 1, 1999, and ending on the date of the first annual meeting of the Corporation's shareholders which occurs after such date, provided, however, that no Award with respect to such shares shall be deemed to be an incentive stock option. If any Award granted with respect to shares of Common Stock reserved and authorized for issuance pursuant to this Section 8 is forfeited or terminates for any reason before being exercised, the corresponding shares of Common Stock shall not again become available for Awards under the Plan as provided in
         Section 4. The provision of this Section 8 shall be subject to adjustment pursuant to Section 7(d). Awards with respect to shares of Common Stock received and authorized pursuant to this Section 8 shall not be taken into account for purposes of the limitations of Section 4.

         IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officers this 14th day of October, 1999.


ATTEST:                                     VISUAL NETWORKS, INC.




By:      /s/ Nancy A. Spangler              By:      /s/ Peter J. Minihane
    --------------------------------            -------------------------------


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